Exhibit 5.1

Simpson Thacher & Bartlett LLP
900 G STREET, NW WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500 FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address

September 16, 2025

The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004

To the Addressee Stated Above:

We have acted as counsel to The Carlyle Group Inc., a Delaware corporation (the “Company”), the subsidiaries of the Company listed on Schedule I hereto (the “Subsidiary Entities”) in connection with the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 on Form S-3 (as so amended, the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), filed by the Company and the Subsidiary Entities with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, (i) debt securities, which may be either senior (the “Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities”) (collectively, the “Debt Securities”), of the Company and (ii) guarantees of one or more of the Subsidiary Entities (each, in such capacity, a “Guarantor”) to be issued in connection with the Debt Securities (the “Guarantees”). The Debt Securities and the Guarantees may be issued and sold or delivered from time to time for an indeterminate aggregate amount as set forth in the Registration Statement, any amendment thereto, the Prospectus and supplements to the Prospectus pursuant to Rule 415 under the Securities Act.

The Carlyle Group Inc.	2	September 16, 2025

The Senior Debt Securities and the Guarantees thereof will be issued under an Indenture (the “Senior Indenture”) between the Company, the other parties thereto and a trustee named therein (the “Senior Trustee”). The Subordinated Debt Securities and the Guarantees thereof will be issued under an Indenture (the “Subordinated Indenture”) between the Company, the other parties thereto and a trustee named therein (the “Subordinated Trustee”). The Senior Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures.”

We have examined the Registration Statement and the form of the Senior Indenture , which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary Entities and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Debt Securities and the Guarantees, the applicable Indenture will be the valid and legally binding obligation of each party thereto other than the Company and any Subsidiary Entity.

The Carlyle Group Inc.	3	September 16, 2025

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable of such Indenture, the Debt Securities and the Guarantees, (1) the Company and each Subsidiary Entity, as applicable, will be validly existing and in good standing under the law of the jurisdiction in which it is organized and such Indenture will have been duly authorized, executed and delivered by the Company and each Subsidiary Entity, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance, by the Company and each Subsidiary Entity, as applicable, of the Indenture will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), assuming there shall not have been any change in such laws affecting the validity or enforceability of such Indenture, such Debt Securities and such Guarantees) and (3) the execution, delivery and performance, as applicable, by the Company and each Subsidiary Entityof the Indenture, such Debt Securities and such Guarantees will not constitute a breach or default under any agreement or instrument which is binding upon the Company or any such Subsidiary Entity

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Company Authorizing Party”) to approve the the issuance and terms of the Debt Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, authentication, issuance and delivery of the Debt Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Company Authorizing Party and otherwise in accordance with the provisions of such agreement and the Indenture, the Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The Carlyle Group Inc.	4	September 16, 2025

2.

With respect to the Guarantees, assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company or equivalent governing body of each Guarantor or a duly constituted and acting committee of such Board of Directors or equivalent governing body or duly authorized officers of such Guarantor (such Board of Directors or equivalent governing body, committee or authorized officers being referred to herein as the “Guarantor Authorizing Party”) to authorize and approve the execution and delivery of the applicable Indenture, the issuance and terms of the Guarantees and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Guarantor, (b) the due execution and delivery of the applicable Indenture by each of the Guarantors party thereto and the Company, (c) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantees, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the applicable Guarantor Authorizing Party and otherwise in accordance with the provisions of such agreement and the applicable Indenture and (d) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the applicable Guarantors enforceable against such Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability Section 1.10 of the Indenture relating to the separability of provisions of the Indenture.

In connection with the provisions of the Indentures whereby the parties submit to the jurisdiction of the courts of the United States of America for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Indentures that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court

The Carlyle Group Inc.	5	September 16, 2025

may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one federal court to another. We do not express any opinion herein concerning any law other than the law of the State of New York, the DGCL, the DLLCA and the DRULPA. We expressly disclaim coverage of any other Delaware law, except judicial decisions interpreting the Delaware General Corporation Law, the DLLCA and the DRULPA.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

The Carlyle Group Inc.	6	September 16, 2025

Schedule I

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Carlyle Holdings I L.P.	Delaware
Carlyle Holdings II L.L.C.	Delaware
Carlyle Holdings III L.P.	Québec
CG Subsidiary Holdings L.L.C.	Delaware